Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS FIRST QUARTER 2009 RESULTS

TACOMA, WA. — April 22, 2009—TrueBlue, Inc. (NYSE:TBI) today reported a net loss of ($5.3 million) or ($0.12) per diluted share for the quarter ended March 27, 2009, compared to net income of $8.8 million or $0.20 per diluted share for the first quarter of 2008. Revenue for the quarter was $224 million, a decrease of 31 percent compared to the first quarter of 2008. The 31 percent revenue decline consisted of a 5 percent increase from acquisitions completed within the last 12 months offset by a 36 percent decline in organic revenue.

“Our bottom line results were better than expected due to aggressive and well executed cost management throughout the organization,” said TrueBlue CEO Steve Cooper. “Our first priority is to provide exceptional customer service at each of our brands. At the same time, we are scaling costs to match current demand for our services.”

TrueBlue closed 40 branches in the quarter, resulting in 810 branches in operation at the end of the quarter.

For the second quarter of 2009, TrueBlue estimates revenue in the range of $225 million to $235 million and loss per diluted share for the quarter of ($0.02) to ($0.08).

Management will discuss first quarter 2009 results on a conference call at 2 p.m. (PT), today, Wednesday, April 22, 2009. The conference call can be accessed on TrueBlue’s web site: www.TrueBlueInc.com.

About TrueBlue

TrueBlue, Inc. (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion in 2008. Each year, TrueBlue connects approximately 500,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and TLC. Headquartered in Tacoma, Wash., TrueBlue serves approximately 250,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Forward-looking Statements

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income/(loss) anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following: 1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TrueBlue, Inc.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended
	March 27, 2009	March 28, 2008
Revenue from services	$224,414	$324,016
Cost of services	161,743	225,661

Gross profit	62,671	98,355
Selling, general and administrative expenses	68,311	82,484
Depreciation and amortization	4,145	3,908

(Loss) income from operations	(9,785)	11,963
Interest and other income, net	1,201	1,896

(Loss) income before tax (benefit) expense	(8,584)	13,859
Income tax (benefit) expense	(3,281)	5,058

Net (loss) income	$(5,303)	$8,801

Net (loss) income per common share:
Basic	$(0.12)	$0.20
Diluted	$(0.12)	$0.20

Weighted average shares outstanding:
Basic	42,682	43,362
Diluted	42,682	43,494

TrueBlue, Inc.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	March 27, 2009 (Unaudited)	December 26, 2008
Assets
Current assets
Cash and cash equivalents	$103,525	$108,102
Accounts receivable, net	92,887	104,979
Other current assets	31,558	29,723

Total current assets	227,970	242,804
Property and equipment, net	62,535	61,542
Restricted cash	123,603	120,323
Other assets	95,515	95,006

Total assets	$509,623	$519,675

Liabilities and shareholders’ equity
Current liabilities	$89,335	$95,308
Long-term liabilities	153,845	154,238

Total liabilities	243,180	249,546
Shareholders’ equity	266,443	270,129

Total liabilities and shareholders’ equity	$509,623	$519,675

TrueBlue, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirteen Weeks Ended
	March 27, 2009	March 28, 2008
Cash flows from operating activities:
Net (loss) income	$(5,303)	$8,801
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,145	3,908
Provision for doubtful accounts	1,702	2,252
Stock-based compensation	2,497	2,768
Deferred income taxes	(3,777)	421
Other operating activities	790	132
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	10,390	(796)
Income taxes	358	(6,036)
Other assets	(264)	1,916
Accounts payable and other accrued expenses	(2,474)	(510)
Accrued wages and benefits	(1,465)	463
Workers’ compensation claims reserve	(2,967)	602
Other liabilities	(52)	(486)

Net cash provided by operating activities	3,580	13,435

Cash flows from investing activities:
Capital expenditures	(4,527)	(5,829)
Purchases of marketable securities	—	(27,144)
Maturities of marketable securities	—	37,055
Acquisition of business, net of cash acquired	—	(5,319)
Change in restricted cash	(3,280)	6,199
Other	71	45

Net cash (used in) provided by investing activities	(7,736)	5,007

Cash flows from financing activities:
Net proceeds from sale of stock through options and employee benefit plans	322	544
Shares withheld for taxes upon vesting of restricted stock	(591)	(617)
Payments on debt	(133)	(64)

Net cash used in financing activities	(402)	(137)

Effect of exchange rates on cash	(19)	(288)

Net change in cash and cash equivalents	(4,577)	18,017

CASH AND CASH EQUIVALENTS, beginning of period	108,102	57,008

CASH AND CASH EQUIVALENTS, end of period	$103,525	$75,025